Exhibit 99.1

Media Release

FOR IMMEDIATE RELEASE	Contact:	Janice McDill, 312.698.6707 janice.mcdill@grubb-ellis.com
Grubb & Ellis Company Reports First Quarter 2008 Results
SANTA ANA, Calif., (May 6, 2008) — Grubb & Ellis Company (NYSE: GBE), a leading real estate services and investment firm, today reported revenue of $160.6 million for the first quarter of 2008. The Company reported a net loss of $5.9 million, or $0.09 per fully diluted share, for the first quarter. The loss is primarily due to charges related to the previously announced write-off of the Company’s investment in Grubb & Ellis Realty Advisors as well as merger-related and integration costs resulting from the Company’s recent merger with NNN Realty Advisors, LLC.
     Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter of 2008 was $548,000, compared with combined EBITDA of $4.3 million in the same period a year ago. Excluding certain charges described throughout the release, rental related operations and other non-cash items, first quarter 2008 adjusted EBITDA was $7.7 million. (Combined non-GAAP supplemental disclosure follows the release.)
     “In a difficult market environment, each of our individual businesses benefited from our ability to leverage the Grubb & Ellis brand as well as synergies created by the expanded platform that resulted from our merger with NNN Realty Advisors. We believe that our performance as a combined entity was clearly stronger than it would have been as separate entities,” said Scott D. Peters, Chief Executive Officer of Grubb & Ellis Company. “We continue to focus on strengthening our market presence, eliminating redundancies and creating operating efficiencies as part of our overall strategy to make Grubb & Ellis a best in class real estate services firm.”
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Grubb & Ellis Company
1551 N. Tustin Avenue, Suite 300, Santa Ana, California 92705 • 714.667.8252

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Business Highlights
•	Raised an aggregate of approximately $264 million in the Company’s investment programs.

•	Identified and took action to generate $16.5 million in annualized cost saving synergies as a direct consequence of the merger, of which approximately $12.5 million will be realized in 2008.

•	Introduced a deferred compensation program as part of the Company’s strategy to align the interests of its brokerage and senior managers with the long-term success of Grubb & Ellis.

•	Increased assets under management to more than $6.1 billion as of March 31, 2008, up from $5.8 billion at December 31, 2007.

•	Completed 20 property acquisitions totaling approximately $350.0 million for the Company’s investment programs.

•	In April, the Company established a new broker-dealer relationship that will increase the distribution network of the Grubb & Ellis Healthcare REIT by approximately 28 percent to more than 30,000 registered representatives.
     “Our first quarter results illustrate the positive impact of having a more diversified earnings base,” said Richard W. Pehlke, Executive Vice President and Chief Financial Officer. “Our integration process remains on track and we will continue to move aggressively to ensure that Grubb & Ellis capitalizes on both revenue and cost synergies created by the merger. We expect our adjusted EBITDA for fiscal 2008 to meet or exceed the combined companies’ adjusted EBITDA for 2007 on a non-GAAP basis.”
     The merger between Grubb & Ellis and NNN Realty Advisors was completed on December 7, 2007. As required by generally accepted accounting principles (GAAP), the transaction was accounted for as a reverse merger. The Company’s results of operations from December 7, 2007 include the operations of the combined entity. Reported results of operations prior to December 7, 2007, including first quarter 2007 results, are based solely on the operations of NNN Realty Advisors.
COMBINED COMPANIES SUPPLEMENTAL DISCLOSURE
     In an effort to present a more complete financial and narrative description of the results of operations, the Company has also provided non-GAAP financial measures. The non-GAAP financial measures are intended to reflect the Company’s results of operations on a combined basis,
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Grubb & Ellis Company Reports First Quarter 2008 Results
exclusive of the total financial or accounting impact associated with the merger transaction, such as amortization associated with purchase price adjustments or identified intangible assets. The non-GAAP combined results for the three months ended March 31, 2007 do not purport to show the results as if the companies were merged as of January 1, 2007, but rather represent an arithmetic combination of results of the two companies, Grubb & Ellis and NNN Realty Advisors. Results do not reflect the elimination of transactions between the two companies and certain estimated synergies and expenses related to the combination of the two companies for the periods presented. (Please refer to the Supplemental Financial Table in the tables that follow.)
First Quarter Operations

For the first quarter of 2008, the Company generated revenue of $160.6 million, compared with combined revenue of $147.2 million in the first quarter of 2007. The Company posted a first quarter 2008 net loss of $5.9 million, compared with net income of $552,000 for the companies on a combined basis in the same period of 2007. EBITDA was $548,000 in the 2008 period, compared with combined EBITDA of $4.3 million in the first quarter of 2007. The 2008 EBITDA includes certain charges described below, rental related operations and other non-cash items of $7.2 million, consisting of the previously announced $5.8 million charge related to the Company’s write-off, net of operating income, of its sponsorship of Grubb & Ellis Realty Advisors, $2.9 million in merger-related expenses, $2.5 million of non-cash stock based compensation and $513,000, primarily for amortization of certain intangible assets, which was partially offset by $4.6 million of operating income primarily related to properties being held for sale. Excluding these items, adjusted EBITDA for the 2008 first quarter was $7.7 million, compared with combined companies’ adjusted EBITDA of $6.7 million on the same basis in 2007. (See Tables)
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Grubb & Ellis Company Reports First Quarter 2008 Results
OPERATING SEGMENTS

Transaction Services

First quarter 2008 Transaction Services revenue, including brokerage commission, valuation and consulting revenue, was $59.1 million, compared with $63.2 million for same period a year ago. The Company’s Transaction Services business was impacted by current economic conditions, which have slowed the velocity of commercial real estate transactions, especially investment sales. The decrease in brokerage activity was partially offset by higher fees generated by the Company’s Corporate Services Group, which generates recurring revenue from real estate services provided to large corporate clients.

Investment Management

First quarter 2008 Investment Management revenue totaled $26.1 million, which included transaction fees of $13.1 million, captive management fees of $10.3 million and dealer-manager fees of $2.7 million. Disposition fees decreased by $3.2 million year-over-year primarily due to lower fees resulting from the liquidation of G REIT, a sponsored non-traded REIT, and the sale of its properties during the first quarter of 2007. During the current period, the Company completed 20 property acquisitions valued at approximately $350 million for the Company’s investment programs. In total, approximately $264 million in equity was raised for the Company’s investment programs in the first quarter of 2008, compared with $144.4 million in the first quarter of 2007. The increase was driven by the Company’s new Wealth Management platform, for which Grubb & Ellis received commitments of $180 million and placed $137.4 million in high quality real estate investments on behalf of investors, as well as an increase in equity raised by the Company’s non-traded public REITs. During the first quarter of 2008, the Company’s non-traded public REIT programs raised $74.2 million, nearly double the equity raised in the first quarter of 2007. The Company’s tenant-in-common 1031 exchange programs raised $52.1 million in equity during the first quarter of 2008, compared with $103.8 million in the same period of 2007. The first quarter 2008 equity raised reflects not only current market conditions, but also the Company’s disciplined and conservative approach during the current environment. At March 31, 2008, the value of the Company’s assets under management was $6.1 billion, up from $5.8 billion at December 31, 2007.

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Grubb & Ellis Company Reports First Quarter 2008 Results
First quarter 2007 revenue was $29.5 million, which was comprised of transaction-related fees of $15.1 million, captive management fees of $10.4 million, dealer-manager fees of $3.0 million and $1.0 million in other revenue. During the first quarter of 2007, the Company completed 17 acquisitions and six dispositions on behalf of the programs that it sponsors valued at $397.5 million and $254.2 million, respectively.

Management Services

Management Services revenue includes asset and property management fees as well as reimbursed salaries, wages and benefits from the Company’s captive management and third party property management and facilities outsourcing services, along with business services fees. Combined revenue was $61.8 million for the 2008 first quarter, compared with $51.8 million for the same period a year ago. The increase is primarily a result of the Company’s strategy to transfer the management of a significant portion of Grubb & Ellis Realty Investors’ captive property portfolio to Grubb & Ellis Management Services, Inc. Since the close of the merger in December 2007, Grubb & Ellis Management Services has assumed management of approximately 26 million square feet of NNN Realty Advisors’ 42.9 million-square-feet of captive investment management portfolio. At March 31, 2008, Grubb & Ellis managed 218 million square feet of property, compared with 216 million square feet at December 31, 2007.

Rental Related Operations

Rental related revenue and rental related expense includes revenue and the related expense from the warehousing of properties held for sale primarily to the Company’s Investment Management programs and for Grubb & Ellis Realty Advisors, Inc. The combined benefit from the operations for the properties held for sale is included in the Reconciliation of Net Income to EBITDA disclosure which follows the release and is identified as real estate operations. These line items also include pass-through revenue and related expense for master lease accommodations related to the Company’s tenant-in-common programs.
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Conference Call & Webcast
 The company’s 2008 first quarter earnings conference call will be held today at 11 a.m. ET. A live webcast will be accessible through the Investor Relations section of the Company’s Web site at www.grubb-ellis.com. The direct dial-in number for the conference call is 1.866.761.0748 for domestic callers and 1.617.614.2706 for international callers. The conference call ID number is 57595584. An audio replay will be available beginning today at 1 p.m. ET until 8 p.m. ET on Tues., May 13, and can be accessed by dialing: 1.888.286.8010, and 1.617.801.6888 for international callers and entering conference call ID 14767082. In addition, the conference call audio will be archived on the company’s Web site following the call.
About Grubb & Ellis
Grubb & Ellis Company (NYSE: GBE) is one of the largest and most respected commercial real estate services and investment companies. With more than 130 owned and affiliate offices worldwide, Grubb & Ellis offers property owners, corporate occupants and investors comprehensive integrated real estate solutions, including transaction, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.
Grubb & Ellis and its subsidiaries are leading sponsors of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including tax-deferred 1031 tenant-in-common (TIC) exchanges; public non-traded real estate investment trusts (REITs) and real estate investment funds. As of March 31, 2008, more than $3.4 billion in investor equity has been raised for these investment programs. The company and its subsidiaries currently manage a growing portfolio of more than 218 million square feet of real estate. In 2007, Grubb & Ellis was selected from among 15,000 vendors as Microsoft Corporation’s Vendor of the Year. For more information regarding Grubb & Ellis Company, please visit www.grubb-ellis.com.
Forward-looking Statement
Certain statements included in this announcement may constitute forward-looking statements regarding, among other things, future revenue growth, market trends, new business opportunities and investment programs, synergies resulting from the merger of Grubb & Ellis Company and NNN Realty Advisors, certain combined financial information regarding Grubb & Ellis Company and NNN Realty Advisors, new hires, results of operations, changes in expense levels and profitability and effects on the Company of changes in the real estate markets. These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by these statements. Such factors which could adversely affect the Company’s ability to obtain these results include, among other things: (i) the volume of sales and leasing transactions and prices for real estate in the real estate markets generally; (ii) a general or regional economic downturn that could create a recession in the real estate markets; (iii) the Company’s debt level and its ability to make interest and principal payments; (iv) an increase in expenses related to new initiatives, investments in people, technology and service improvements; (v) the success of current and new investment programs; (vi) the success of new initiatives and investments; (vii) the inability to attain expected levels of revenue, performance, brand equity and expense synergies resulting from the merger of Grubb & Ellis Company and NNN Realty Advisors; and (viii) other factors described in the Company’s annual report on Form 10-K for the fiscal year ending December 31, 2007 filed with the SEC.
Non-GAAP Financial Information
In addition to the results reported in accordance with U.S. generally accepted accounting principles (GAAP) included within this press release, Grubb & Ellis has provided certain information, which includes non-GAAP financial measures. Such information is reconciled to its closest GAAP measure in accordance with the Securities and Exchange Commission rules and is included in the attached supplemental data. Management believes that these non-GAAP financial measures are useful to both management and the Company’s stockholders in their analysis of the business and operating performance of the Company. Management also uses this information for operational planning and decision-making purposes. Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measures. Additionally, non-GAAP financial measures as presented by Grubb & Ellis may not be comparable to similarly titled measures reported by other companies.
TABLES FOLLOW
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Grubb & Ellis Company
Statements of Operations
(in thousands)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2008	2007 (1)
REVENUE
Transaction services	$59,148	$—
Investment management (2)	26,092	29,465
Management services	61,756	—
Rental related	13,628	2,283

TOTAL REVENUE	160,624	31,748

OPERATING EXPENSE
Compensation costs	35,068	11,137
Transaction commissions and related costs	40,261	—
Reimbursable salaries, wages, and benefits	45,005	2,454
General and administrative	21,625	9,264
Depreciation and amortization	5,057	514
Rental related	9,139	2,398
Interest	5,742	536
Merger related costs	2,869	—

Total operating expense	164,766	26,303

OPERATING (LOSS) INCOME	(4,142)	5,445

OTHER (EXPENSE) INCOME
Equity in (losses) earnings of unconsolidated entities	(6,014)	169
Interest income	237	541
Other (expense) income	(44)	131

Total other (expense) income	(5,821)	841

(Loss) income from continuing operations before income tax provision	(9,963)	6,286
Income tax benefit (provision)	4,146	(2,489)

(Loss) income from continuing operations	(5,817)	3,797
Loss from discontinued operations	(51)	(160)

NET (LOSS) INCOME	$(5,868)	$3,637

Basic earnings per share:
(Loss) income from continuing operations	$(0.09)	$0.10
Loss from discontinued operations	—	—

Net (loss) earnings per share	$(0.09)	$0.10

Diluted earnings per share:
(Loss) income from continuing operations	$(0.09)	$0.10
Loss from discontinued operations	$—	$—

Net (loss) earnings per share	$(0.09)	$0.10

Shares used in computing basic net earnings per share	63,521	36,910
Shares used in computing diluted net earnings per share	63,521	36,949
(1) In accordance with Generally Accepted Accounting Principles (GAAP), the operating results for the three months ended March 31, 2007 only includes the results of legacy NNN Realty Advisors.
(2) The investment management segment represents legacy NNN Realty Advisors’ transaction, management and dealer-manager businesses.

Grubb & Ellis Company
Condensed Balance Sheet Data
(in thousands)
(Unaudited)

	March 31,	December 31,
	2008	2007
Cash and cash equivalents	$24,847	$49,072
Real estate and other assets held for sale, net	360,511	431,334
Goodwill and identified intangible assets, net	275,183	274,906
Total assets	851,820	969,412
Mortgage loans and other liabilities of properties held for sale	284,551	367,231
Total liabilities	446,630	542,042
Stockholders’ equity	399,011	408,645

Grubb & Ellis Company
Combined Statements of Operations
(in thousands)

	Three Months Ended	Three Months Ended
	March 31, 2008	March 31, 2007
	(Unaudited)	(Unaudited)
	Grubb & Ellis	NNN Realty	Grubb & Ellis	Combined
	Company	Advisors	Company	Companies (1)
REVENUE
Transaction services	$59,148	$—	$63,181	$63,181
Investment management (2)	26,092	29,465	—	29,465
Management services	61,756	—	51,767	51,767
Rental related	13,628	2,283	478	2,761

TOTAL REVENUE	160,624	31,748	115,426	147,174

OPERATING EXPENSES
Compensation costs	35,068	11,137	23,100	34,237
Transaction commissions and related costs	40,261	—	42,020	42,020
Reimbursable salaries, wages, and benefits	45,005	2,454	38,500	40,954
General and administrative	21,625	9,264	13,933	23,197
Depreciation and amortization	5,057	514	2,423	2,937
Rental related	9,139	2,398	329	2,727
Interest	5,742	536	495	1,031
Merger related costs	2,869	—	—	—

Total operating expense	164,766	26,303	120,800	147,103

OPERATING (LOSS) INCOME	(4,142)	5,445	(5,374)	71

OTHER (EXPENSE) INCOME
Equity in (losses) earnings of unconsolidated entities	(6,014)	169	135	304
Interest income	237	541	264	805
Other (expense) income	(44)	131	—	131

Total other (expense) income	(5,821)	841	399	1,240

(Loss) income from continuing operations before income tax provision	(9,963)	6,286	(4,975)	1,311
Income tax benefit (provision)	4,146	(2,489)	1,890	(599)

(Loss) income from continuing operations	(5,817)	3,797	(3,085)	712
Loss from discontinued operations	(51)	(160)	—	(160)

NET (LOSS) INCOME	$(5,868)	$3,637	$(3,085)	$552

(1) To provide additional insight into its underlying results of operations, the Company has also presented selected non-GAAP financial measures intended to reflect its results of operations on a combined basis and such numbers are exclusive of the total financial or accounting impact associated with the merger transaction, such as amortization associated with purchase price adjustments or identified intangible assets. These non-GAAP combined results do not purport to show the results as if the companies were merged as of January 1, 2007, but rather is an arithmetic combination of the results of the two companies, Grubb & Ellis and NNN Realty Advisors. Results do not reflect the elimination of transactions between the two companies and certain estimated synergies and expenses related to the combination of the two companies for the periods presented.
(2) The investment management segment represents legacy NNN Realty Advisors’ transaction, management and dealer-manager businesses.

Grubb & Ellis Company
Reconciliation of Combined Net Income to Adjusted EBITDA
(in thousands)

	Three Months Ended	Three Months Ended
	March 31, 2008	March 31, 2007
	(Unaudited)	(Unaudited)
	Grubb & Ellis	NNN Realty	Grubb & Ellis	Combined
	Company	Advisors	Company	Companies (1)
Net (loss) income	$(5,868)	$3,637	$(3,085)	$552
Interest expense	5,742	536	495	1,031
Interest income	(237)	(541)	(264)	(805)
Depreciation and amortization	5,057	514	2,423	2,937
Taxes	(4,146)	2,489	(1,890)	599

EBITDA (2)	548	6,635	(2,321)	4,314
Write off of investment in Grubb & Ellis Realty Advisors, net	5,828	—	—	—
Stock based compensation	2,531	1,443	167	1,610
Merger related costs	2,869	—	—	—
Amortization of contract rights	423	807	—	807
Real estate operations	(4,569)	—	(149)	(149)
Other	90	238	(135)	103

Adjusted EBITDA (2)	$7,720	$9,123	$(2,438)	$6,685

(1) To provide additional insight into its underlying results of operations, the Company has also presented selected non-GAAP financial measures intended to reflect its results of operations on a combined basis and such numbers are exclusive of the total financial or accounting impact associated with the merger transaction, such as amortization associated with purchase price adjustments or identified intangible assets. These non-GAAP combined results do not purport to show the results as if the companies were merged as of January 1, 2007, but rather is an arithmetic combination of the results of the two companies, Grubb & Ellis and NNN Realty Advisors. Results do not reflect the elimination of transactions between the two companies and certain estimated synergies and expenses related to the combination of the two companies for the periods presented.
(2) EBITDA represents earnings before net interest expense, interest income, realized gains or losses on sales of marketable securities, income taxes, depreciation and amortization. Management believes EBITDA is useful in evaluating our performance compared to that of other companies in our industry because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisition, which items may vary for different companies for reasons unrelated to overall operating performance. As a result, management uses EBITDA as an operating measure to evaluate the operating performance of the Company’s various business lines and for other discretionary purposes, including as a significant component when measuring performance under employee incentive programs.
However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing the Company’s operating performance, readers should use EBITDA in addition to, and not as an alternative for, net income as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments. The amounts shown for EBITDA also differ from the amounts calculated under similarly titled definitions in the Company’s debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and the Company’s ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.